                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): SEPTEMBER 30, 1999

                                MACROMEDIA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                   000-22688              94-3155026
 (State of other jurisdiction     (Commission File       (I.R.S. Employer
       or incorporation)               Number)          Identification No.)


                    600 TOWNSEND ST., SAN FRANCISCO, CA 94103
          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

                                 (415) 252-2000
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                 NOT APPLICABLE
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 7: FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

On October 15, 1999, Macromedia, Inc. ("Macromedia") filed a Form 8-K to report its acquisition of ESI Software, Inc. ("ESI"). Pursuant to Item 7 of Form 8-K, Macromedia indicated that it would file certain financial information no later than the date required by Item 7 of Form 8-K. This Amendment No. 1 is filed to provide the required financial information.

(a)      FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED


                               ESI SOFTWARE, INC.
                INDEX TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
                                  June 30, 1999


                                                                                          Page
                                                                                          ----
Unaudited Balance Sheet as of June 30, 1999                                                3

Unaudited Statements of Operations for the three months ended June 30, 1999 and
         1998                                                                              4

Unaudited Statements of Cash Flows for the three months ended June 30, 1999 and
         1998                                                                              5

Notes to Unaudited Condensed Financial Statements                                          6

                               ESI SOFTWARE, INC.
                        UNAUDITED CONDENSED BALANCE SHEET
                               As of June 30, 1999
                                 (in thousands)


ASSETS
Current assets:
         Cash and cash equivalents                              $    202
         Short-term investments                                       60
         Accounts receivable, net                                    336
         Inventory, net                                               52
         Prepaid expenses and other current assets                    92
                                                              -----------------
                  Total current assets                               742
Property and equipment, net                                          243
Other assets                                                          13
                                                              -----------------
                  Total assets                                  $    998
                                                              -----------------
                                                              -----------------

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
         Accounts payable and accrued liabilities               $    978
         Unearned revenue                                             90
                                                              -----------------
                  Total current liabilities                        1,068

Stockholders' deficit
         Preferred stock                                             123
         Common stock                                                  7
         Additional paid-in-capital                               27,620
         Deferred compensation                                      (832)
         Accumulated deficit                                     (26,988)
                                                              -----------------
                  Total stockholders' equity deficit                 (70)
                                                              -----------------
                  Total liabilities and stockholders' deficit   $    998
                                                              -----------------
                                                              -----------------


See accompanying notes to unaudited condensed financial statements.

                               ESI SOFTWARE, INC.
                   UNAUDITED CONDENSED STATEMENT OF OPERATIONS
                For the Three Months Ended June 30, 1999 and 1998
                      (in thousands except per share data)

                                                 1999       1998
                                        --------------- -------------
Revenue                                   $      1,341    $    93
Cost of revenue                                    139         39
                                        --------------- -------------
         Gross profit                            1,202         54

Operating expenses:
    Sales and marketing                            767        947
    Research and development                       765        956
    General and administrative                     355        246
                                        --------------- -------------
         Total operating expenses                1,887      2,149
                                        --------------- -------------
         Loss from operations                     (685)    (2,095)

    Interest income, net                            26         13
                                        --------------- -------------
         Net loss                         $       (659)   $(2,082)
                                        --------------- -------------
                                        --------------- -------------

Net loss per share
   Basic                                       $ (0.15)   $ (1.08)
   Diluted                                     $ (0.15)   $ (1.08)
Weighted average common shares
        outstanding
   Basic                                         4,438      1,932
   Diluted                                       4,438      1,932


See accompanying notes to unaudited condensed financial statements.

                               ESI SOFTWARE, INC.
                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
                For the Three Months Ended June 30, 1999 and 1998
                      (in thousands except per share data)


                                                                                   1999       1998
                                                                               ------------ ----------
Cash flows from operating activities:
   Net loss                                                                      $  (659)   $(2,082)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization                                                   33         28
      Amortization of deferred compensation                                           61       --
      Changes in operating assets and liabilites:
         Accounts receivable, net                                                    (63)       (48)
         Inventory                                                                     4        (32)
         Prepaid expenses and other current assets                                   (41)       (29)
         Accounts payable and accrued liabilities                                    (89)       292
         Unearned revenue                                                             20         56
         Other long-term liabilities                                                --         --
                                                                               ------------ ----------
              Net cash used in operating activities                                 (734)    (1,815)
                                                                               ------------ ----------
Cash flows from investing activities:
    Capital expenditures                                                             (10)      (108)
    Other long-term assets                                                            10       --
                                                                               ------------ ----------
                 Net cash used in investing activities                              --         (108)
                                                                               ------------ ----------
Cash flows from financing activities:
   Net proceeds from issuance of preferred stock                                     522      3,009
   Net proceeds from issuance of promissory notes
         subsequently converted to preferred stock                                  --          (81)
                                                                               ------------ ----------
         Net cash provided by financing activities                                   522      2,928
                                                                               ------------ ----------
(Decrease)/increase in cash and cash equivalents                                    (212)     1,005

Cash and cash equivalents, beginning of period                                       414      2,062
                                                                               ------------ ----------
Cash and cash equivalents, end of period                                         $   202    $ 3,067
                                                                               ------------ ----------
                                                                               ------------ ----------


See accompanying notes to unaudited condensed financial statements.

                               ESI SOFTWARE, INC.
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
                                  JUNE 30, 1999

1.       BASIS OF PRESENTATION

         The unaudited condensed financial statements included herein have been prepared by the Company in accordance with generally accepted accounting principles and reflect all adjustments, consisting only of normal recurring adjustments which in the opinion of management are necessary to fairly state the Company's financial position, results of operations, and cash flows for the periods presented. The results of operations for the three months ended June 30, 1999 are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire fiscal year ended March 31, 2000.

2.       NET LOSS PER SHARE

         Basic and diluted net loss per share are computed using the weighted average number of common shares outstanding. The effect of outstanding stock options, warrants, and common stock subject to repurchase is excluded from the computation as their inclusion would be anti-dilutive.

                               ESI SOFTWARE, INC.
                             dba ELEMENTAL SOFTWARE
                      INDEX TO AUDITED FINANCIAL STATEMENTS
                                 March 31, 1999

                                                            Page
                                                           ------
         Independent Auditors' Report                         8

         Balance Sheet                                        9

         Statement of Operations                             10

         Statement of Stockholders' Equity                   11

         Statement of Cash Flows                             12

         Notes to Financial Statements                       13

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
ESI Software, Inc.:

We have audited the accompanying balance sheet of ESI Software, Inc. dba Elemental Software as of March 31, 1999, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ESI Software, Inc. dba Elemental Software as of March 31, 1999, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has suffered recurring losses from operations and negative cash flows and has a lack of available financing that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                      KPMG LLP

July 30, 1999
San Diego, California

                               ESI SOFTWARE, INC.
                             dba ELEMENTAL SOFTWARE
                                  BALANCE SHEET
                              As of March 31, 1999
                                 (In thousands)


ASSETS
Current assets:
    Cash and cash equivalents                          $    414
    Cash equivalents - restricted                            60
    Accounts receivable, net                                273
    Inventory                                                56
    Prepaid expenses and other current assets                51
                                                     ----------------
         Total current assets                               854
                                                     ----------------
Property and equipment, net                                 266
Other assets                                                 23
                                                     ----------------
         Total assets                                  $  1,143
                                                     ----------------
                                                     ----------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued liabilities            $  1,067
   Unearned revenue                                          70
                                                     ----------------
                  Total current liabilities               1,137
                                                     ----------------
Commitments
Stockholders' equity:
   Preferred stock, $.001 par value:
      Authorized shares - 122,860
         Series D Convertible preferred stock:
           Authorized shares - 33,850
           Issued and outstanding shares - 29,448;
             liquidation preference of $6,960                29
        Series C Convertible preferred stock:
           Authorized shares - 73,173
           Issued and outstanding shares - 73,173;
               liquidation preference of $8,647              73
        Series B Convertible preferred stock:
           Authorized shares - 2,745
           Issued and outstanding shares - 2,745;
             liquidation preference of $2,000                 3
        Series A Convertible preferred stock:
          Authorized shares - 13,092
          Issued and outstanding shares - 13,092;
              liquidation preference of $800                 13
   Common stock, $.001 par value:
       Authorized shares - 220,000
       Issued and outstanding shares - 6,525;
           unrestricted - 4,284;  restricted - 2,241          7
 Additional paid-in capital                              27,103
 Unearned compensation                                     (893)
  Accumulated deficit                                   (26,329)
                                                     ----------------
         Total stockholders' equity                           6
                                                     ----------------
         Total liabilities and stockholders' equity    $  1,143
                                                     ----------------
                                                     ----------------


See accompanying notes to financial statements.

                               ESI SOFTWARE, INC.
                             dba ELEMENTAL SOFTWARE
                             STATEMENT OF OPERATIONS
                        For the year ended March 31, 1999
                      (In thousands, except per share data)


Revenue                                            $ 1,388
Cost of revenue                                        325
                                                   ----------
                  Gross profit                       1,063
                                                   ----------
Operating expenses:
         Sales and marketing                         3,438
         Research and development                    3,570
         General and administrative                  1,199
                                                   ----------
                  Total operating expenses           8,207
                                                   ----------
                  Loss from operations              (7,144)

Other expense, principally interest expense, net       474
                                                   ----------
                  Net loss                         $(7,618)
                                                   ----------
                                                   ----------

Net loss per share:
         Basic                                     $ (2.23)
         Diluted                                   $ (2.23)
Weighted average common shares outstanding:
         Basic                                       3,416
         Diluted                                     3,416

See accompanying notes to financial statements.

                               ESI SOFTWARE, INC.
                             dba ELEMENTAL SOFTWARE
                        STATEMENT OF STOCKHOLDERS' EQUITY
                            Year ended March 31, 1999
                                 (In thousands)


                                                     PREFERRED STOCK

                                       SERIES D            SERIES C           SERIES B            SERIES A
                                 ------------------   ------------------   ---------------- ------------------
                                   SHARES   AMOUNT     SHARES   AMOUNT     SHARES   AMOUNT    SHARES    AMOUNT
                                 --------  --------   --------  --------  ------- --------  --------  --------
Balance at
 March 31, 1998                       --   $  --       45,363     $45       2,745     $3       13,092     $13

Issuance of Series C
 preferred stock for cash,
 net of issuance costs of $58         --      --       22,420      23          --     --           --      --

Issuance of Series C
 preferred stock for
 conversion of
 promissory notes,
 net of issuance
 costs of $14                         --      --        5,390       5          --     --           --      --

Issuance of Series D
 preferred stock for cash,
 net of issuance costs of $38     14,991      15           --      --          --     --           --      --

Issuance of Series D
 preferred stock for
 conversion of
 promissory notes,
 net of issuance
 costs of $36                     14,457      14           --      --          --     --           --      --

Issuance of warrants to
 purchase common stock in
 connection with issuance of
 promissory notes                     --      --           --      --          --     --           --      --

Issuance of stock options             --      --           --      --          --     --           --      --
Amortization of unearned compensation --      --           --      --          --     --           --      --
Exercise of stock options             --      --           --      --          --     --           --      --

Net loss                              --      --           --      --          --     --           --      --
                                 --------  --------   --------  --------   -------- --------  --------  --------
Balance at
 March 31, 1999                   29,448     $29       73,173     $73       2,745     $3       13,092     $13
                                 --------  --------   --------  --------   -------- --------  --------  --------
                                 --------  --------   --------  --------   -------- --------  --------  --------
                                                  ADDITIONAL
                                  COMMON STOCK     PAID-IN      UNEARNED      ACCUMULATED   TOTAL
                                  -------------
                                                    CAPITAL    COMPENSATION     DEFICIT     EQUITY
                                 SHARES   AMOUNT  -----------  ------------  ----------  -----------
                                -----------------
Balance at
 March 31, 1998                   6,427     $ 7       19,245         --     (18,711)        602

Issuance of Series C
 preferred stock for cash,
 net of issuance costs of $58        --     --         2,419         --          --       2,442

Issuance of Series C
 preferred stock for
 conversion of
 promissory notes,
 net of issuance
 costs of $14                        --     --           562         --          --         567

Issuance of Series D
 preferred stock for cash,
 net of issuance costs of $38        --     --         1,719         --          --       1,734

Issuance of Series D
 preferred stock for
 conversion of
 promissory notes,
 net of issuance
 costs of $36                        --     --         1,658         --          --       1,672

Issuance of warrants to
 purchase common stock in
 connection w/ issuance of
 promissory notes                    --     --           522         --          --         522

Issuance of stock options            --     --           977       (977)         --          --

Amortization of unearned
 compensation                        --     --            --         84          --          84

Exercise of stock options            98     --             1         --          --           1

Net loss                             --     --            --         --      (7,618)     (7,618)
                                 --------  --------   --------  --------    --------     --------
Balance at
 March 31, 1999                   6,525     $7        27,103       (893)    (26,329)          6
                                 --------  --------   --------  --------    --------     --------
                                 --------  --------   --------  --------    --------     --------

See accompanying notes to financial statements.

                               ESI SOFTWARE, INC.
                             dba ELEMENTAL SOFTWARE
                             STATEMENT OF CASH FLOWS
                        For the year ended March 31, 1999
                                 (In thousands)


Cash flows from operating activities:
         Net loss                                                                  $(7,618)
         Adjustments to reconcile net loss to net cash used in operating activities:
            Depreciation and amortization                                              132
            Warrants issued in connection with promissory notes                        522
            Compensatory charge for issuance of stock options                           84
            Changes in operating assets and liabilities:
               Accounts receivable, net                                               (270)
               Inventory                                                               (57)
               Other assets                                                             (4)
               Accounts payable and accrued liabilities                                411
               Unearned revenue                                                         51
                                                                                  ------------
                  Net cash used in operating activities                             (6,749)
                                                                                  ------------
         Cash flows from investing activities:
            Capital expenditures                                                      (169)
            Cash equivalents - restricted                                              (60)
                                                                                  ------------
                  Net cash used in investing activities                               (229)
                                                                                  ------------
         Cash flows from financing activities:
            Net proceeds from issuance of preferred stock and issuance of
             promissory notes subsequently converted to preferred stock              6,334
            Proceeds from exercise of stock options                                      1
                                                                                  ------------
                  Net cash provided by financing activities                          6,335
                                                                                  ------------
         Net decrease in cash and cash equivalents                                    (643)

         Cash and cash equivalents, beginning of year                                1,057
                                                                                  ------------
         Cash and cash equivalents, end of year                                    $   414
                                                                                  ------------
                                                                                  ------------
         Supplemental disclosure of cash flow information:
            Cash paid during the year for interest                                 $     2
                                                                                  ------------
                                                                                  ------------
            Cash paid during the year for income taxes                             $     1
                                                                                  ------------
                                                                                  ------------
         Supplemental disclosure of noncash financing activities - conversion of promissory notes outstanding at March 31, 1998 to Series C
           preferred stock in fiscal 1999                                          $    81
                                                                                  ------------
                                                                                  ------------

See accompanying notes to financial statements.

                               ESI SOFTWARE, INC.
                             dba ELEMENTAL SOFTWARE
                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 1999

1.     ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

       ORGANIZATION. ESI Software, Inc. dba Elemental Software (the Company), based in Carlsbad, California, develops and markets packaged software that enables users to build advanced, interactive web sites. The Company's products compete in the market for internet application development tools.

       CASH AND CASH EQUIVALENTS. The Company considers all investments with an original maturity of less than three months to be cash and cash equivalents. The Company evaluates the financial strength of institutions at which significant investments are made and believes the related credit risk is limited to an acceptable level.

       CASH EQUIVALENTS - RESTRICTED. Cash equivalents - restricted consists of funds which are restricted for use as a prerequisite for the Company to process credit card transactions over the internet.

       CONCENTRATION OF CREDIT RISK. Credit is extended based on an evaluation of a customer's financial condition and generally collateral is not required. To date, credit losses have been minimal and such losses have been within management's expectations.

       Sales to the Company's primary distributor represented 20% of total revenues in fiscal 1999. Trade receivables from the Company's primary distributor represented 77% of total trade receivables at March 31, 1999. As a result, the Company has significant dependence on this distributor. A change in distributors could cause a possible loss of sales and decline in gross margins, which would adversely affect operating results.

       INVENTORY. Inventory, which consists primarily of technical manuals and diskettes, is stated at the lower cost (determined on a first-in, first-out basis) or market.

       COMPUTER SOFTWARE COSTS. In accordance with Statement of Financial Accounting Standards No. 86, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE MARKETED, costs incurred in the research and development of new software products and significant enhancements to existing software products are charged against operations as incurred until the technological feasibility of the products has been established. To date, the Company's software development has been completed concurrent with the establishment of technological feasibility and, accordingly, no costs have been capitalized.

                               ESI SOFTWARE, INC.
                             dba ELEMENTAL SOFTWARE
                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 1999


         LONG-LIVED ASSETS. The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

         PROPERTY AND EQUIPMENT. Property and equipment are stated at cost and are depreciated over the shorter of the estimated useful life (generally 2 to 3 years) of the related asset or the term of the lease and consist of the following at March 31, 1999 (in thousands):

                           Computer equipment                          $    954
                           Software                                         123
                           Furniture and fixtures                           286
                           Leasehold improvements                           103
                                                                      ----------
                                                                          1,466
                           Less accumulated depreciation                 (1,200)
                                                                      ----------
                                                                        $   266
                                                                      ----------
                                                                      ----------


         REVENUE RECOGNITION. Revenue is derived from licensing software and software maintenance services and is accounted for under the provisions of Statement of Position (SOP) 97-2, SOFTWARE REVENUE RECOGNITION. Revenue from software licenses sold to end users is recognized on product shipments or download if the software is ordered over the internet. Revenue from software licenses sold to distributors is recognized upon product shipments from the distributors to the end users. Product shipments to the distributors are recorded as deferred revenue. Maintenance service contract revenue and subscription revenue are deferred and recognized ratably over the contract period.

                               ESI SOFTWARE, INC.
                             dba ELEMENTAL SOFTWARE
                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 1999

         STOCK-BASED COMPENSATION. The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations, in accounting for its fixed plan stock options. As such, compensation expense would be recorded for options granted to employees on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

         INCOME TAXES. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         EARNINGS PER SHARE. The Company computes basic and diluted earnings per share in accordance with SFAS No. 128, Earnings per Share (EPS). Basic EPS excludes the dilutive effects of options, warrants and other convertible securities. Diluted EPS reflects the potential dilution of securities that could share in the earnings of the Company. For the year ended March 31, 1999, options, warrants and convertible preferred stock representing 197,598,351 shares were excluded from the computation of diluted net loss per share as their effect was antidilutive. The Company additionally issued 4,401,776 shares of Series D Convertible preferred stock subsequent to March 31, 1999 (note
         8).

         USE OF ESTIMATES. Management of the company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.


2.       LEASE COMMITMENTS

         The Company leases its administrative offices and certain equipment under noncancelable lease agreements. Annual minimum lease payments for all leases with initial or remaining terms of one year or more are as follows at March 31, 1999:

                               ESI SOFTWARE, INC.
                             dba ELEMENTAL SOFTWARE
                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 1999

                  Year ending March 31, (in thousands)
                           2000                                           $       75
                           2001                                                   34
                           2002                                                   15
                                                                          ----------
                                    Total minimum lease payments          $      124
                                                                          ----------
                                                                          ----------

         Total rent expense was $307,572 for the year ended March 31, 1999.


3.       STOCK OPTION PLAN

         In October 1996, the Company's 1990 Stock Option Plan was replaced with the 1996 Equity Incentive Plan. In connection with the adoption of the 1996 Equity Incentive Plan, all outstanding options under the 1990 Stock Option Plan were canceled and 375,134 options, with exercise prices at $0.0038 per share, were issued to various employees who held options under the 1990 Stock Option Plan.

         Under the 1996 Equity Incentive Plan (the 1996 Plan), as amended, the Company is authorized to issue up to 43,997,143 common shares to officers, employees, directors, and certain other individuals providing services to the Company. Options granted under the 1996 Plan generally vest over four years and are exercisable for a period of up to ten years from the date of grant. Incentive stock options are granted at prices that approximate the fair value of the common shares at the date of grant as determined by the Board of Directors. The following table summarizes stock option activity:

         For the year ended March 31, 1999, compensation expense was recorded in the amount of $84,194 for options granted to employees for which the current market price of the underlying stock on the date of grant exceeded the exercise price, based on the options' vesting period of 4 years.


                                                                                           WEIGHTED-
                                                                                            AVERAGE
                                                                 SHARES                  EXERCISE PRICE
                                                            ----------------            ----------------
                  Balance at March 31, 1998                     26,503,969               $     0.0162
                  Granted                                       19,537,555                     0.0120
                  Exercised                                        (97,798)                    0.0180
                  Canceled                                      (3,319,525)                    0.0211
                                                            ----------------            ----------------
                  Balance at March 31, 1999                     42,624,201                $    0.0139
                                                            ----------------            ----------------
                  Balance exercisable at March 31, 1999          18,333,031               $    0.0134
                                                            ----------------            ----------------
                                                            ----------------            ----------------

         The weighted-average remaining contractual life of the outstanding options at March 31, 1999 approximated 9.19 years. Exercise prices of options outstanding at March 31, 1999 ranged from $.0038 to $.09 per share.

                               ESI SOFTWARE, INC.
                             dba ELEMENTAL SOFTWARE
                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 1999

         In applying SFAS No. 123, pro forma information regarding net loss has been determined as if the Company has accounted for its employee stock options under the fair value method of that Statement. The fair value of the options was estimated at the date of grant, using the Black-Scholes option pricing model with the following weighted-average assumptions for options granted in fiscal 1999: risk-free interest rate of 4.95%; dividend yield of zero; expected volatility of zero; and expected life of options of 5.5 years. The estimated fair value of the options is amortized to expense over the options' vesting period of 4 years. The weighted-average fair value of the options granted in fiscal 1999 was $0.10.

         Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss for the year ended March 31, 1999 would have been increased to the pro forma amounts indicated below (in thousands except per share data):

                 Net loss     As reported      $(7,618)
                              Pro Forma        $(7,621)

       Net loss per share     As reported      $ (2.23)
                              Pro Forma        $ (2.23)

4.       STOCKHOLDERS' EQUITY

         CONVERTIBLE PREFERRED STOCK. In January and February 1999, the Company issued an aggregate of 29,448,036 shares of Series D Convertible preferred stock at $0.118169 per share for cash and conversion of promissory notes. Net proceeds of $3.4 million were received from the issuance of Series D Convertible preferred stock. In connection with the issuance of Series D Convertible preferred stock, the Company amended its Articles of Incorporation to increase the authorized shares of common stock and preferred stock to 220,000,000 and 122,859,991, respectively.

         In April 1999, the Company issued 4,401,776 shares of Series D Convertible preferred stock at $0.118169 per share for cash. Net proceeds of $520,154 were received from the issuance of the shares of Series D Convertible preferred stock.

         In December 1997 and June 1998, the Company issued an aggregate of 73,173,239 shares of Series C preferred stock at $0.118169 per share for cash and conversion of promissory notes. Net proceeds of $8.5 million were received from the issuance of Series C preferred stock.

         Series A and Series B Convertible preferred stock were amended under the Second Amended and Restated Articles of Incorporation to be nonredeemable.

         In August 1996, in connection with a rights offering to raise $500,000 in the form of convertible secured promissory notes, every outstanding share of Series A and Series B preferred stock of the Company was converted into one share of common stock. In conjunction with the preferred stock conversion, the Company filed an Amended and Restated Article of Incorporation which effected a 1-for-10 reverse split of the common stock and created two new classes of preferred stock. In December 1996, investors converted $500,000 of convertible secured promissory notes into 13,092,109 Convertible shares of the newly created Series A preferred stock.

                               ESI SOFTWARE, INC.
                             dba ELEMENTAL SOFTWARE
                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 1999

         In December 1996, the Company issued 2,744,818 shares of new Series B Convertible preferred stock for net proceeds of $2,419,905 through the conversion of demand convertible promissory notes issued in September and October 1996.

         The holders of the Series A, B, C and D Convertible preferred stock are entitled to receive dividends at the rate of $0.003032 per share, $0.073043 per share, $0.0094535 per share, and $0.0094535 per share, per annum, respectively. Preferred stock dividends are payable if and when the dividends are declared by the Board of Directors. The right to such dividends is not cumulative.

         Each share of Series A, B, C and D Convertible preferred stock is convertible into 1.62, 3.38, 1 and 1 share of common stock, respectively, at the option of the holder, subject to certain antidilutive adjustments. Each share is automatically converted into common stock, at the then applicable conversion rate, upon the earlier of the effective date of a firm commitment, underwritten public offering of the Company's common stock in which the net proceeds are at least $10.0 million with the per share price not less than $0.50 per share (IPO), or the date specified by election of the holders of a majority of the then outstanding shares of Series A, B, C and D Convertible preferred stock taken together as a single class. Each holder of Series A, B, C and D Convertible preferred stock is entitled to one vote for each share of common stock into which such Convertible preferred share would convert.

         The holders of Series D Convertible preferred stock are entitled to receive liquidation preferences at the rate of $0.236338 per share, prior and in preference to any distribution of assets to the holders of the Series A, B and C Convertible preferred stock.

         The holders of Series C Convertible preferred stock are entitled to receive liquidation preferences at the rate of $0.118169 per share, prior and in preference to any distribution of assets to the holders of Series A and B Convertible preferred stock. The Series A and B Convertible preferred stock have a liquidation preference of $0.0611055 and $0.728646, respectively, with the holders of Series B Convertible preferred stockholders having preference over Series A Convertible preferred stockholders in the event of liquidation of the Company's assets.

         In connection with the Series B Convertible preferred stock financing, the Company issued 5,825,297 shares of restricted common stock at $0.0038 per share to common stockholders for cash. Under the restricted stock purchase agreement, in the event a holder of restricted stock ceases to be employed by or provide services to the Company, the Company has the right to purchase the restricted stock from the holder within 90 days after the holder ceases to be an employee or provide services to the Company at $0.0038 per share. The restricted

                               ESI SOFTWARE, INC.
                             dba ELEMENTAL SOFTWARE
                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 1999

         stock vests at 6.25% each quarter beginning November 20, 1996. At March 31, 1999, 2,240,531 shares were subject to restriction.

         WARRANTS. In fiscal 1999, in connection with the issuance of promissory notes converted to Series D Convertible preferred stock, warrants to purchase 7,228,534 shares of the Company common stock at $0.118169 per share were issued. These warrants are exercisable upon issuance and expire at the earlier of an IPO or on December 1, 2003. The fair value of the warrants of $521,932 was recorded as interest expense in 1999. The fair value of the warrants was estimated using Black-Scholes options pricing model with the following weighted-average assumptions: risk-free interest rate of 4.4%; dividend yield of zero; expected volatility of 60%, and expected life of 4.5 years.

         In fiscal 1998, in connection with the issuance of promissory notes converted into Series C Convertible preferred stock, warrants to purchase 9,084,963 shares of the Company's common stock at $0.09 per share were issued. These warrants are exercisable upon issuance and expire at the earlier of an IPO or November 13, 2002.

         In connection with the Series B Convertible preferred stock financing, the Company issued warrants to purchase 2,672,974 shares of common stock at $0.0378708 per share. The warrants are immediately exercisable and expire on October 7, 1991.

         In connection with certain equipment leasing agreements entered into during 1990 and 1991, warrants for approximately 500,000 shares of common stock were issued of which 425,216 are still outstanding. Each warrant entitles the holder to purchase one share of the Company's common stock at prices ranging from $0.379 to $0.50 per share. The number of warrants and purchase price are subject to adjustment in accordance with certain antidilution provisions. The warrants are exercisable for a period of ten years from the date of grant or five years from the effective date of the Company's initial public offering, but in no case longer than ten years.

                               ESI SOFTWARE, INC.
                             dba ELEMENTAL SOFTWARE
                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 1999

         SHARES RESERVED FOR FUTURE ISSUANCE. The following shares of common stock, excluding approximately 500,000 warrants for shares of common stock issued in connection with certain equipment leasing agreements during 1990 and 1991, were reserved for issuance at March 31, 1999:


                  Preferred stock                                       137,570,375
                  Options                                                43,997,143
                  Warrants                                               19,411,771
                                                                      ---------------
                                                                        200,979,289
                                                                      ---------------
                                                                      ---------------


5.       INCOME TAXES

         Significant components of the Company's deferred tax assets as of March 31, 1999 are shown below. A valuation allowance of $10,090,000, has been recognized as an offset to the deferred tax assets as it is not more likely than not that these assets will be realized.



         Deferred tax assets (in thousands):
                  Net operating loss and credit carryforwards          $       10,373
                  Accrued vacation                                                 56
                  Deferred revenue                                                 27
                  Other - net                                                       4
                                                                       ---------------
                           Total deferred tax assets                           10,460

          Valuation allowance for deferred tax assets                         (10,460)
                                                                       ---------------
                           Net deferred tax assets                     $            --
                                                                       ---------------
                                                                       ---------------


         As of March 31, 1999, the Company had net operating loss carryforwards for federal and California income tax purposes of approximately $25,000,000 and $10,900,000, respectively. The difference between the federal and California tax net operating loss carryforwards is primarily attributable to capitalization of research and development costs for California purposes and the fifty percent limitation on California loss carryforwards. The federal tax loss carryforwards will begin expiring in 2006, unless previously utilized.

                               ESI SOFTWARE, INC.
                             dba ELEMENTAL SOFTWARE
                          NOTES TO FINANCIAL STATEMENTS
                                 March 31, 1999

6.       LIQUIDITY

         Due to the Company's recurring losses, negative cash flows and lack of available financing, significant doubt exists about whether the Company will be able to meet its current obligations and finance ongoing operations. Management has entered into an agreement with Macromedia, Inc. (Macromedia) to be acquired in the third quarter of calendar 1999 (Note 8).

7.       EMPLOYEE BENEFIT PLAN

         The Company's 401(k) plan is for the benefit of substantially all employees. Contributions to the plan by the Company are at the discretion of the Board of Directors and are subject to certain limitations described in the plan. There were no contributions made by the Company to the plan during the year ended March 31, 1999.

8.       SUBSEQUENT EVENTS

         ACQUISITION. On July 8, 1999, the Company entered into an Agreement and Plan of Reorganization with Macromedia whereby the Company will merge into Dynamo Acquisition Corp., a wholly owned subsidiary of Macromedia, in a stock-for-stock transaction. The actual share exchange rate is to be determined at the closing and is predicated upon the actual number of employees of the company who become employees of Macromedia. The closing of the transaction is subject to the approval of the stockholders of the Company as well as the State of California. The Company estimates that it has incurred legal costs of approximately $180,000 and accounting costs of approximately $65,000 with respect to the acquisition. The Company has agreed to pay a finders fee of $450,000 and bonuses of $425,000 to a director at the completion of the acquisition and to employees for retention bonuses, respectively. All severance, relocation and exit costs associated with the Company's employees shall be the responsibility of Macromedia.

         PREFERRED STOCK. In April 1999, the Company issued 4,401,776 shares of Series D Convertible preferred stock at $0.118169 per share for cash. Net proceeds of $520,154 were received from the issuance of the shares of Series D Convertible preferred stock.

(b)      PRO FORMA FINANCIAL INFORMATION

         Pro Forma Combined Condensed Financial Information (Unaudited)

         The following unaudited Pro Forma Combined Condensed Financial Statements assume a business combination between Macromedia and ESI accounted for on a pooling of interests basis. The Pro Forma Combined Condensed Financial Statements are based on the historical financial statements and the notes thereto of Macromedia included in the annual report on Form 10-K for the years ended March 31, 1999, 1998, and 1997 the quarterly report on form 10-Q for the quarter ended June 30, 1999, and the historical financial statements and the notes thereto of Elemental included herein.

         Macromedia and ESI will incur direct transaction costs of approximately $2.8 million associated with the Merger, approximately $2.3 million of which will be charged to operations during the quarter ended September 30, 1999, with the remainder charged in the following quarter. There can be no assurance that Macromedia will not incur additional charges in subsequent quarters to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies.

         These Pro Forma Combined Condensed Financial Statements should be read in conjunction with the historical condensed financial statements and the related notes thereto of Macromedia and the financial statements and the notes thereto of Elemental included or incorporated by reference.

                                MACROMEDIA, INC.
      INDEX TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS



                                                                                    Page
                                                                                 ----------
         Balance Sheet as of June 30, 1999                                           24

         Statement of Operations for the three months ended June 30, 1999            25

         Statement of Operations for the year ended March 31, 1999                   26

         Statement of Operations for the year ended March 31, 1998                   27

         Statement of Operations for the year ended March 31, 1998                   28

         Notes to Financial Statements                                               29

                                MACROMEDIA, INC.
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               As of June 30, 1999
                                 (in thousands)


                                                     Historical         Pro Forma      Pro Forma
                                             ----------------------
                                              Macromedia      ESI      Adjustments    Combined
                                             ------------ ---------   -------------  ----------
ASSETS

Current assets:
      Cash and cash equivalents              $  31,775    $     262         --      $  32,037
      Short-term investments                    80,806         --           --         80,806
      Accounts receivable, net                  12,598          336         --         12,934
      Inventory, net                               715           52         --            767
      Prepaid expenses and other
        current assets                          11,978           92         --         12,070
      Deferred tax assets, short-term            6,899         --           --          6,899
                                             ------------ ---------   -------------  ----------
         Total current assets                  144,771          742         --        145,513
Land and building, net                          19,499         --           --         19,499
Other fixed assets, net                         25,942          243         --         26,185
Other long-term assets                           9,418           13         --          9,431
                                             ------------ ---------   -------------  ----------
         Total assets                        $ 199,630    $     998    $    --      $ 200,628
                                             ------------ ---------   -------------  ----------
                                             ------------ ---------   -------------  ----------


LIABILITIES AND
STOCKHOLDERS' EQUITY
Current liabilities:
       Accounts payable                      $   3,974    $     429         --      $   4,403
       Accrued liabilities                      28,214          549        2,777       31,540
       Unearned revenue                          5,541           90         --          5,631
                                             ------------ ---------   -------------  ----------
         Total current liabilities              37,729        1,068        2,777       41,574
       Deferred tax liabilities, long-term          37         --           --             37
       Other long-term liabilities                 222         --           --            222
                                             ------------ ---------   -------------  ----------
         Total liabilities                      37,988        1,068        2,777       41,833

Stockholders' equity:
       Preferred stock                            --            123         (123)        --
       Common stock                                 43            7           (7)          43
       Treasury stock, at cost                 (33,649)        --           --        (33,649)
       Additional paid-in-capital              176,385       27,620          130      204,135
       Unearned compensation                      --           (832)        --           (832)
       Accumulated other comprehensive
          income                                   325         --           --            325
       Retained earnings                        18,538      (26,988)      (2,777)     (11,227)
                                             ------------ ---------   -------------  ----------
         Total stockholders' equity            161,642          (70)      (2,777)     158,795
                                             ------------ ---------   -------------  ----------
         Total liabilities and
          stockholders' equity               $ 199,630    $     998    $    --      $ 200,628
                                             ------------ ---------   -------------  ----------
                                             ------------ ---------   -------------  ----------


See accompanying notes to unaudited pro forma combined condensed financial statements.

                                MACROMEDIA, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                    For the Three Months Ended June 30, 1999
                      (in thousands, except per share data)


                                              Historical        Pro Forma    Pro Forma
                                      ----------------------
                                       Macromedia       ESI     Adjustments   Combined
                                                               ------------- ----------
Revenue                                  $48,935     $ 1,341         --        $50,276
Cost of revenues                           4,992         139         --          5,131
                                        ---------   ---------  -------------  ---------
         Gross profit                     43,943       1,202         --         45,145
Operating expenses:
   Sales and marketing                    19,860         767         --         20,627
   Research and development               11,254         765         --         12,019
   General and administrative              4,379         355         --          4,734
                                        ---------   ---------  -------------  ---------
         Total operating expenses         35,493       1,887         --         37,380
                                        ---------   ---------  -------------  ---------
         Operating income (loss)           8,450        (685)        --          7,765
   Interest and investment income, net     1,242          26         --          1,268
                                        ---------   ---------  -------------  ---------
         Income (loss) before taxes        9,692        (659)        --          9,033
Provision for income taxes                 2,520        --           --          2,520
                                        ---------   ---------  -------------  ---------
         Net income (loss)               $ 7,172     $  (659)        --        $ 6,513
                                        ---------   ---------  -------------  ---------
                                        ---------   ---------  -------------  ---------

Net income (loss) per share
   Basic                                 $  0.18     $ (0.15)        --        $ 0.16
   Diluted                               $  0.15     $ (0.15)        --        $ 0.14
Weighted average common share
   outstanding
   Basic                                  40,696       4,438         --        40,711
   Diluted                                47,380       4,438         --        47,395


See accompanying notes to unaudited pro forma combined condensed financial statements.

                                MACROMEDIA, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        For the year ended March 31, 1999
                      (in thousands, except per share data)

                                                 Historical
                                            ----------------------
                                                                     Pro Forma   Pro Forma
                                            Macromedia        ESI   Adjustments  Combined
                                            ----------   ---------  ----------- ----------
Revenue                                     $ 149,886    $   1,388        -     $ 151,274
Cost of revenues                               14,286          325        -        14,611
                                            ----------   ---------  ----------- ----------
         Gross profit                         135,600        1,063        -       136,663
Operating expenses:
   Sales and marketing                         64,515        3,438        -        67,953
   Research and development                    35,644        3,570        -        39,214
   General and administrative                  13,068        1,199        -        14,267
                                            ----------   ---------  ----------- ----------
   Merger, relocation, and reorganization
         Total operating expenses             113,227        8,207        -       121,434
                                            ----------   ---------  ----------- ----------
         Operating income (loss)               22,373       (7,144)       -        15,229
Other income (expenses):
    Interest and investment income
       (expense), net                           4,961         (474)       -         4,487
    Foreign exchange loss                        (306)        --          -         (306)
    Other                                         366         --          -           366
                                            ----------   ---------  ----------- ----------
         Total other income                     5,021         (474)       -         4,547
                                            ----------   ---------  ----------- ----------
         Income (loss) before taxes            27,394       (7,618)       -        19,776
Provision for income taxes                      7,610         --          -         7,610
                                            ----------   ---------  ----------- ----------
Net income (loss)                           $  19,784    $  (7,618)       -     $  12,166
                                            ----------   ---------  ----------- ----------
                                            ----------   ---------  ----------- ----------
Net income (loss) per share
    Basic                                   $    0.51    $   (2.23)       -     $    0.31
    Diluted                                 $    0.44    $   (2.23)       -     $    0.27
Weighted average common share
        oustanding
    Basic                                      39,139        3,416        -        39,150
    Diluted                                    45,360        3,416        -        45,371


See accompanying notes to unaudited pro forma combined condensed financial statements.

                                MACROMEDIA, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        For the year ended March 31, 1998
                      (in thousands, except per share data)


                                                          Historical
                                                     ---------------------
                                                                             Pro Forma   Pro Forma
                                                     Macromedia       ESI   Adjustments  Combined
                                                     ----------   --------- ---------- ----------
Revenue                                              $ 113,086    $     268      -     $ 113,354
Cost of revenues                                        14,997           67      -        15,064
                                                    -----------  -----------           ----------
         Gross profit                                   98,089          201      -        98,290
Operating Expenses:
     Sales and marketing                                56,842        2,003      -        58,845
     Research and development                           32,231        3,176      -        35,407
     General and administrative                         11,452          884      -        12,336
     Merger, relocation, and reorganization              7,658            0      -         7,658
                                                    -----------  -----------           ----------
         Total operating expenses                      108,183        6,063      -       114,246
                                                    -----------  -----------           ----------
         Operating income (loss)                       (10,094)      (5,862)     -       (15,956)
Other income (expenses):
     Interest and investment income (expense), net       4,687         (180)     -         4,507
     Foreign exchange gain                                 243         --        -           243
     Other                                                (194)        --        -          (194)
                                                    -----------  -----------           ----------
         Total other income                              4,736         (180)     -         4,556
                                                    -----------  -----------           ----------
         Loss before taxes                              (5,358)      (6,042)     -       (11,400)
Provision for income taxes                                 828         --        -           828
                                                    -----------  -----------           ----------
         Net loss                                    $  (6,186)   $  (6,042)     -     $ (12,228)
                                                    -----------  -----------           ----------
                                                    -----------  -----------           ----------
Net loss per share
         Basic                                       $   (0.16)   $   (2.63)     -     $   (0.32)
         Diluted                                     $   (0.16)   $   (2.63)     -     $   (0.32)
Weighted average common share outstanding
         Basic                                          38,114        2,301      -         38,122
         Diluted                                        38,114        2,301      -         38,122



See accompanying notes to unaudited pro forma combined condensed financial statements.

                                MACROMEDIA, INC.
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                        For the year ended March 31, 1997
                      (in thousands, except per share data)


                                                          Historical
                                                     ----------------------
                                                                            Pro Forma   Pro Forma
                                                     Macromedia      ESI    Adjustments Combined
                                                     ----------   --------- ----------- ---------
Revenue                                              $ 107,365    $   1,589      --     $ 108,954
Cost of revenues                                        23,246          839      --        24,085
                                                     ----------   --------- ----------- ---------
         Gross profit                                   84,119          750      --        84,869
Operating Expenses:
     Sales and marketing                                59,627        1,187      --        60,814
     Research and development                           30,013        2,146      --        32,159
     General and administrative                          8,135          979      --         9,114
     Merger, relocation, and reorganization                350         --        --           350
                                                     ----------   --------- ----------- ---------
         Total operating expenses                       98,125        4,312      --       102,437
                                                     ----------   --------- ----------- ---------
         Operating loss                                (14,006)      (3,562)     --       (17,568)
Other income (expenses):
     Interest and investment income (expense), net       5,353          (23)     --         5,330
     Foreign exchange loss                                (639)        --        --          (639)
     Other                                                (105)         714      --           609
                                                     ----------   --------- ----------- ---------
         Total other income                              4,609          691      --         5,300
                                                     ----------   --------- ----------- ---------
         Income (loss) before taxes                     (9,397)      (2,871)     --        12,268
Benefit for income taxes                                 3,477         --        --         3,477
                                                     ----------   --------- ----------- ---------
         Net loss                                    $  (5,920)   $  (2,871)     --     $  (8,791)
                                                     ----------   --------- ----------- ---------
                                                     ----------   --------- ----------- ---------
Net loss per share
         Basic                                       $   (0.16)   $   (3.18)     --     $   (0.23)
         Diluted                                     $   (0.16)   $   (3.18)     --     $   (0.23)
Weighted average common share outstanding
         Basic                                          37,488          903      --        37,491
         Diluted                                        37,488          903      --        37,491


See accompanying notes to unaudited pro forma combined condensed financial statements.

                                MACROMEDIA, INC.
      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS


1.       PERIODS COMBINED

         Macromedia, Inc.'s ("Macromedia") fiscal year ends on March 31. ESI's fiscal year ends on June 30. The accompanying unaudited pro forma combined statement of operations information gives effect to the merger of Macromedia and ESI as if such merger occurred as of the beginning of the earliest year presented. The pro forma combined statement of operations for the year ended March 31, 1999 reflects the results of operations of Macromedia for the fiscal year ended March 31, 1999 combined with the results of operations of ESI for the twelve months ended March 31, 1999. The pro forma combined statements of operations for the year ended March 31, 1998 and 1997 reflects the results of operations of Macromedia for the fiscal years ended March 31, 1998 and 1997 with the results of operations of ESI for the twelve months ended June 30, 1998 and 1997. The pro forma combined statement of operations for the three-months ended June 30, 1999 reflect the results of operations of Macromedia combined with the results of ESI for the three-months ended June 30, 1999. The financial information of Macromedia has been derived from Macromedia's audited consolidated financial statements for the years ended March 31, 1999, 1998 and 1997, and Macromedia's unaudited consolidated financial statements for the three-month period ended June 30, 1999 which are included elsewhere herein and should be read in conjunction with such consolidated financial statements and the notes thereto. The financial information for ESI has been derived from ESI's audited financial statements for the year ended March 31, 1999 and unaudited financial statements for the three-month period ended June 30, 1999, which are included herein and should be read in conjunction with such financial statements and notes thereto, and ESI's unaudited financial statements for the twelve months ended June 30, 1998 and 1997 which are included herein.

         The pro forma combined balance sheet as of June 30, 1999, combines the assets, liabilities and stockholders' equity of Macromedia with those of ESI as if ESI had been acquired on June 30, 1999. The pro forma information is not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the beginning of the period presented, nor is it necessarily indicative of future operating results or financial position.

         The operating results of ESI for the three months ending June 30, 1998 (revenue and net loss of $.1 million and $2.1 million, respectively) are included in the unaudited pro forma statements of operations for both fiscal years 1999 and 1998.

2.       BASIS OF PRESENTATION

         PRO FORMA BASIS OF PRESENTATION. The unaudited pro forma combined condensed financial statements reflect the issuance of .00335193 of a share of Macromedia common stock in exchange for each share of ESI common stock. In addition, Macromedia will issue options to


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

         purchase .00335193 of a share of Macromedia common stock in exchange for each outstanding ESI option. The actual number of shares of Macromedia common stock and stock options to be issued in the Merger was determined at the effective time based on the exchange ratio and the number of shares of ESI common stock and ESI options then outstanding.

         As of September 30, 1999, after conversion of the preferred shares to common shares, ESI had outstanding common stock of 147.9 million shares, and outstanding warrants and options to purchase 18.9 and 22.4 million shares, respectively, of ESI common stock. Based on the exchange ratio as described above, as of September 30, 1999, Macromedia issued approximately 496,000 shares of Macromedia common stock in exchange for all outstanding shares of ESI common stock. At this time, Macromedia also issued warrants and options to purchase approximately 64,000 and 75,000 shares, respectively, of Macromedia common stock in exchange for all outstanding ESI warrants and options.

         MERGER TRANSACTION COSTS. Macromedia and ESI will incur direct transaction costs of approximately $2.8 million associated with the merger, including expenses for personnel severance and salaries during the transition period, recruiting expenses for ESI employees, bonuses contingent upon closing of the merger agreement, legal and other professional fees, and relocation expenses of employees. Approximately $2.3 million of these merger costs will be charged to operations during the quarter ending September 30, 1999. The charge is a preliminary estimate only and is subject to change. It is expected that following the Merger, the Combined Company will incur additional costs associated with integrating the two companies. These costs have not been reflected on the pro forma statement of operations.


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

3.       PRO FORMA LOSS PER SHARE

         The following table reconciles the number of shares used in the pro forma earnings per share computations to the numbers set forth in Macromedia's historical statements of operations (in thousands, except the Exchange Ratio and per share amounts):

                                             Three months      Year Ended   Year Ended    Year  ended
                                            ended June 30,      March 31,     March 31,     March 31,
                                                1999              1999          1998           1997
                                            -------------      ----------   ----------    ------------
Shares used in basic per share computation:
    Historical ESI
       Weighted average
         shares of common
         stock outstanding                          4,438          3,416         2,301           903
        Exchange ratio                          0.0033519      0.0033519     0.0033519    0.00335193
                                            -------------     ----------    ----------    -----------
                                                       15             11             8             3
        Historical Macromedia                      40,696         39,139        38,114        37,488
                                            -------------     ----------    ----------    -----------
        Pro forma combined                         40,711         39,150        38,122        37,491
                                            -------------     ----------    ----------    -----------
                                            -------------     ----------    ----------    -----------
Shares used in diluted per share computation:
      Historical ESI
        Weighted average
         shares of common
         stock outstanding                          4,438          3,416         2,301          903
        Exchange ratio                          0.0033159      0.0033519     0.0033519   0.00335193
                                            -------------     ----------    ----------   -----------
                                                       15             11             8             3
        Historical Macromedia                      47,380         45,360        38,114        37,488
                                            -------------     ----------    ----------   -----------
        Pro forma combined                         47,395         45,371        38,122        37,491
                                            -------------     ----------    ----------   -----------
                                            -------------     ----------    ----------   -----------


4.       CONFORMING AND PRO FORMA ADJUSTMENTS

         There were no adjustments required to conform the accounting policies of Macromedia and ESI. Certain amounts for ESI have been reclassified to conform with Macromedia's financial statement presentation.
         There have been no other significant intercompany transactions.


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

(c)      EXHIBITS

            The following exhibits are filed herewith:

            2.01 Agreement and Plan of Reorganization by and among Macromedia, Inc. and ESI Software, Inc. dated July 8, 1999 as amended August 30, 1999 (previously filed with the Form 8-K filed on October 15, 1999).

            23.01  Consent of KPMG LLP, Independent Auditors


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

                                    SIGNATURE

              Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this amendment to report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            MACROMEDIA, INC.

DATE:  October 26, 1999                     By:
                                                  /s/ Elizabeth Nelson
                                            -----------------------------------
                                            Elizabeth Nelson
                                            Senior Vice President and Chief
                                            Financial Officer


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